News Release	Exhibit 99.1

News Announcement	For Immediate Release

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Fourth Quarter and Fiscal Year 2012 Results

CHICAGO – (October 11, 2012) – Oil-Dri Corporation of America (NYSE: ODC) today announced record net sales of $240,681,000 for the fiscal year ended July 31, 2012, a 6% increase compared with net sales of $226,755,000 for the previous fiscal year. Net income for the fiscal year was $6,098,000, or $0.85 per diluted share, a 33% decrease compared with net income of $9,051,000 or $1.26 per diluted share for the previous fiscal year.

Net sales for the fourth quarter were $61,116,000, a 6% increase compared with net sales of $57,731,000 in the same quarter one year ago. The Company reported a net loss for the quarter of $108,000, or ($0.02) per diluted share, compared with net income of $2,895,000, or $0.40 per diluted share, in the same quarter one year ago.

Fiscal Year Business Review
President and Chief Executive Officer Daniel S. Jaffee said, “This year’s results reflect one-time charges and new product spending that negatively impacted earnings.

“A one-time, pre-tax charge of $1,623,000 was taken in the fourth quarter following an announcement we made in the third quarter to relocate coarse clay production from our plant in Mounds, Illinois to our plants in Mississippi. $1,200,000 of these charges was for non-cash asset write-offs, and the balance was for severance and other employee related expenditures related to the relocation. We are continuing to assess the long-term economics of the Mounds plant. Mining and processing has become relatively more costly in Illinois than at other Oil-Dri plant locations. Oil-Dri is fortunate to operate five plants throughout the country and will continue to rationalize our production capacity to our best long-term advantage.

“Our results also reflect continued investment in advertising and promotional activities for the launch of Cat’s Pride Fresh & Light cat litter. This fiscal year we spent approximately $7,800,000 more in advertising support for our consumer products than the previous fiscal year. In the fourth quarter we spent approximately $2,800,000 more in advertising than the previous fourth quarter.

“Our Business to Business Products Group achieved significant sales and volume growth in the fiscal year driven by increased products sold to agricultural, edible oil, and animal health markets.

“We were also able to maintain a strong balance sheet, buy back a substantial amount of stock and increase dividends, all which provided value to our stockholders while continuing to invest in our business.”

Fiscal Year Segment Review

Business to Business Products Group

	Fourth Quarter		% Change	Fiscal Year		% Change
	2012	2011		2012	2011
Net Sales	$21,289,000	$19,047,000	12%	$85,456,000	$74,479,000	15%
Segment Income	$7,725,000	$4,884,000	58%	$28,643,000	$19,504,000	47%

Net sales for the Company’s Business to Business Products Group were up for the fiscal year driven by a higher average net selling price, increased volume and a favorable product sales mix. Group income was up in the fiscal year due to higher sales but was partially offset by higher costs. Net sales of agricultural carriers, fluids purification and animal health products increased while sales of co-packaged cat litters decreased along with the general decline of coarse cat litter products. Verge granules generated incremental sales from the professional pesticide and agricultural markets. Animal health products benefited from an increase in volume and a favorable product sales mix.

Retail and Wholesale Products Group

	Fourth Quarter		% Change	Fiscal Year		% Change
	2012	2011		2012	2011
Net Sales	$39,827,000	$38,684,000	3%	$155,225,000	$152,276,000	2%
Segment Income	$(181,000)	$2,462,000	(107%)	$2,098,000	$10,439,000	(80%)

Net sales for the Company’s Retail and Wholesale Products Group were up for the fiscal year due to increased distribution and volume of branded cat litters. Group income was down due to significant spending for promotional activity and higher costs for packaging, transportation and materials. Cat’s Pride Fresh & Light cat litter and other scoopable litter sales and volume were up due to growth with many of the company’s retail partners. The increase in net sales and volume of scoopable cat litters was partially offset by the continued decline of branded and private label coarse litters. Net sales of floor absorbents and other industrial absorbents were flat for the year. Sales of the Company’s foreign subsidiaries were down due to strong competition.

Financial Review

On June 14, 2012, Oil-Dri’s Board of Directors increased quarterly cash dividends to $0.18 per share of outstanding Common Stock and $0.135 per share of outstanding Class B Stock. The dividends were payable August 31, 2012 to stockholders of record at the close of business on August 17, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past nine years.

At the end of the fourth quarter, the annualized dividend yield on the Company’s Common Stock was 3.3%, based on the quarter’s stock closing price of $21.93 per share and the latest cash quarterly dividend of $0.18.

Net cash provided by operations was $23,339,000 compared with $13,108,000 in the previous fiscal year. Cash, cash equivalents and short-term investments at July 31, 2012, totaled $36,256,000. Capital expenditures for the fiscal year totaled $6,960,000, which was $2,312,000 less than the fiscal year’s depreciation and amortization of $9,272,000.

Looking Forward

Jaffee continued, “We will continue to invest in our Cat’s Pride Fresh & Light cat litter at a reduced level from fiscal 2012, but still higher than what we have historically spent marketing our brands. In the coming fiscal year we will focus on customer-targeted campaigns. We believe these efforts will positively impact the Company’s earnings in fiscal 2013.”

Key Metrics as of July 31,

Key Metrics	F’12	F’11	F’10	F’09	F’08

Cash, cash equivalents & investments	$36,256,000	$33,722,000	$24,621,000	$19,837,000	$27,764,000

Net cash provided by operations	$23,339,000	$13,108,000	$26,216,000	$15,814,000	$11,341,000

Cash and equivalents less notes payable	$6,556,000	$422,000	$6,321,000	($1,663,000)	$684,000

Return on average stockholders’ equity	6.8%	9.7%	10.5%	10.8%	10.8%

*Net income per diluted share	$0.85	$1.26	$1.30	$1.33	$1.25

Capital expenditures	$6,960,000	$13,806,000	$10,413,000	$15,253,000	$7,302,000

Dividends paid	$4,486,000	$4,218,000	$3,992,000	$3,684,000	$3,377,000

Dividends paid per Common Stock share	$0.68	$0.64	$0.60	$0.56	$0.52

*Net income per diluted share for fiscal years 2009 and 2008 have been restated to reflect a new accounting standard effective August 1, 2009. The new standard requires us to include our unvested restricted stock awards as participating securities in the calculation of net income per diluted share.

###

The Company will offer a live webcast of the fourth quarter earnings teleconference on Friday, October 12, 2012 from 10:00 a.m. to 10:30 a.m., Chicago Time. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Agsorb Cat’s Pride, Fresh & Light and Verge are registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Income

(in thousands, except for per share amounts)

(unaudited)

	Fourth Quarter Ended July 31,
	2012	% of Sales	2011	% of Sales
Net Sales	$61,116	100.0%	$57,731	100.0%
Cost of Sales	(45,573)	74.6%	(45,298)	78.5%
Gross Profit	15,543	25.4%	12,433	21.5%
Operating Expenses	(13,428)	22.0%	(8,378)	14.5%
Capacity Rationalization Charges	(1,623)	2.7%	—	0.0%

Operating Income	492	0.8%	4,055	7.0%
Interest Expense	(503)	0.8%	(558)	1.0%
Other Income	(14)	0.0%	(14)	0.0%

Income Before Income Taxes	(25)	0.0%	3,483	6.0%
Income Taxes	(83)	0.1%	(588)	1.0%
Net Income	$(108)	-0.2%	$2,895	5.0%

Net Income Per Share:
Basic Common	$(0.02)		$0.43
Basic Class B Common	$(0.01)		$0.33
Diluted	$(0.02)		$0.40

Average Shares Outstanding:
Basic Common	4,903		5,095
Basic Class B Common	1,938		1,913
Diluted	6,901		7,090

	Twelve Months Ended July 31,
	2012	% of Sales	2011	% of Sales
Net Sales	$240,681	100.0%	$226,755	100.0%
Cost of Sales	(181,676)	75.5%	(176,715)	77.9%
Gross Profit	59,005	24.5%	50,040	22.1%
Operating Expenses	(47,303)	19.7%	(36,331)	16.0%
Capacity Rationalization Plan Charges	(1,623)	0.7%	—	0.0%

Operating Income	10,079	4.2%	13,709	6.0%
Interest Expense	(2,060)	0.9%	(2,053)	0.9%
Other Income	342	0.1%	485	0.2%

Income Before Income Taxes	8,361	3.5%	12,141	5.4%
Income Taxes	(2,263)	0.9%	(3,090)	1.4%
Net Income	$6,098	2.5%	$9,051	4.0%

Net Income Per Share:
Basic Common	$0.92		$1.36
Basic Class B Common	$0.70		$1.06
Diluted	$0.85		$1.26

Average Shares Outstanding:
Basic Common	5,063		5,083
Basic Class B Common	1,934		1,908
Diluted	7,062		7,103

OIL - DRI CORPORATION OF AMERICA

Consolidated Balance Sheets

(in thousands, except for per share amounts)

(unaudited)

		As of July 31,
		2012	2011

	Current Assets
	Cash and Cash Equivalents	$27,093	$17,885
	Investment in Short-term Securities	9,163	15,837
	Accounts Receivable, net	30,225	29,217
	Inventories	19,673	19,230
	Prepaid Expenses	9,048	9,647
	Total Current Assets	95,202	91,816
	Property, Plant and Equipment	64,453	68,028
	Other Assets	14,612	13,549
	Total Assets	$174,267	$173,393

	Current Liabilities
	Current Maturities of Notes Payable	$3,800	$3,600
	Accounts Payable	6,700	6,369
	Dividends Payable	1,154	1,129
	Accrued Expenses	17,468	15,382
	Total Current Liabilities	29,122	26,480
	Long-Term Liabilities
	Notes Payable	25,900	29,700
	Other Noncurrent Liabilities	33,937	21,915
	Total Long-Term Liabilities	59,837	51,615
	Stockholders' Equity	85,308	95,298
	Total Liabilities and Stockholders' Equity	$174,267	$173,393

	Book Value Per Share Outstanding	$12.19	$13.63

	Acquisitions of
Property, Plant and Equipment	Fourth Quarter	$1,508	$3,596
	Year to Date	$6,960	$13,806
Depreciation and Amortization Charges	Fourth Quarter	$2,332	$2,161
	Year to Date	$9,272	$8,473

OIL - DRI CORPORATION OF AMERICA

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Twelve Months Ended
	July 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES	2012	2011

Net Income	$6,098	$9,051

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	9,272	8,473
Capacity Rationalization Plan Charges	1,623	—
(Increase) in Accounts Receivable	(1,026)	(2,075)
(Increase) in Inventories	(456)	(3,207)
Increase in Accounts Payable	456	275
Increase (Decrease) in Accrued Expenses	1,622	(1,384)
Increase in Pension and Postretirements benefits	4,730	672
Other	1,020	1,303
Total Adjustments	17,241	4,057
Net Cash Provided by Operating Activities	23,339	13,108

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(6,960)	(13,806)
Net Dispositions of Investment Securities	6,659	(10,008)
Other	31	149
Net Cash (Used in) Investing Activities	(270)	(23,665)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Long-Term Debt	—	18,500
Principal Payments on Long-Term Debt	(3,600)	(3,500)
Dividends Paid	(4,486)	(4,218)
Purchase of Treasury Stock	(6,247)	(2,474)
Other	444	1,477
Net Cash (Used in) Provided by Financing Activities	(13,889)	9,785

Effect of exchange rate changes on cash and cash equivalents	28	(105)

Net Increase (Decrease) in Cash and Cash Equivalents	9,208	(877)
Cash and Cash Equivalents, Beginning of Year	17,885	18,762
Cash and Cash Equivalents, July 31	$27,093	$17,885